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                     AGREEMENT WITH RESPECT TO SCHEDULE 13D

     The undersigned hereby agree that any Statement on Schedule 13D to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendment thereto, with respect to securities of Programmer's Paradise, Inc., a Delaware corporation, may be filed by James W. Sight. on behalf of all of the undersigned.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed in counter parts by their duly authorized signatories as of the 16th day of March, 2001.


                             By:  \s\ Carl G. Santangelo
                                  ----------------------
                             Name:  Carl G. Santangelo



                             By:  \s\ Harold Seidel
                                  -----------------
                             Name:  Harold Seidel